Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Olema Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	Other(2)	366,972(3)	$3.95(2)	$1,449,540	0.0001102	$160
Equity	Common Stock, $0.0001 par value per share	Other(4)	1,663,110(5)	$4.87(4)	$8,099,346	0.0001102	$893
Total Offering Amounts				–	$9,548,886	–	$1,053
Total Fee Offsets(6)				–	–	–	–
Net Fee Due				–	–	–	–

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock of Olema Pharmaceuticals, Inc. (the “Registrant”) that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s common stock, as applicable.

(2)

Estimated in accordance with Rules 457(c) and 457(h) solely for purposes of calculating the registration fee on the basis of $3.95 per share, which is the average of the high and low prices of a share of the Registrant’s common stock as reported on the Nasdaq Global Select Market on March 8, 2023.

(3)

Represents 366,972 additional shares of common stock that were automatically added to the shares available for issuance under the Registrant’s 2020 Equity Incentive Plan (the “2020 Plan”) on January 1, 2023, pursuant to an “evergreen” provision contained in the 2020 Plan (the “Evergreen Increase”). The remainder of the shares provided by the Evergreen Increase are subject to options granted prior to the filing of Registration Statement, as described in Note 5 below. Pursuant to the “evergreen” provision, the number of shares reserved for issuance under the 2020 Plan will increase automatically on January 1 of each year, for a period of not more than ten years, commencing on January 1, 2021 and ending on (and including) January 1, 2030, in an amount equal to the lesser of (a) 5% of the total number of shares of the Registrant’s capital stock outstanding on December 31 of the preceding calendar year and (b) a number of shares of common stock designated by action of the Registrant’s board of directors prior to the first day of any calendar year.

(4)

Estimated in accordance with Rule 457(h) solely for purposes of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are calculated using the exercise price for such shares.

(5)	Represents shares of common stock that may be issued upon the exercise of outstanding options granted under the 2020 Plan.
(6)	The Registrant does not have any fee offsets.